Exhibit 99.1

Natural Resource Partners L.P.
1201 Louisiana St., Suite 3400, Houston, TX 77002

NEWS RELEASE

Natural Resource Partners L.P.
Announces 2015 Fourth-Quarter and Full-Year Results

2015 Full Year Highlights

•	Net income attributable to the limited partners, excluding impairments, of $108.5 million, or $8.87 per unit on a split-adjusted basis

•	Non-cash impairment charges attributable to the limited partners of $668.0 million

•	Net loss attributable to the limited partners of $559.5 million, or $45.75 per unit on a split-adjusted basis

•	Revenues of $488.8 million

•	Distributable Cash Flow of $197.0 million

•	Adjusted EBITDA of $292.1 million

HOUSTON, March 11, 2016 – Natural Resource Partners L.P. (NYSE:NRP) today reported a net loss attributable to the limited partners for the year ended December 31, 2015 of $559.5 million, or $45.75 per unit, compared with net income attributable to the limited partners of $106.7 million, or $9.42 per unit, a year earlier. Results for the full year 2015 were negatively impacted by $668.0 million of non-cash impairment charges attributable to the limited partners, as the market value of certain of NRP's assets were impacted by continued deterioration of the coal markets and the significant decline in oil prices. Excluding those impairments, net income attributable to the limited partners was $8.87 per unit. Distributable Cash Flow for the year ended December 31, 2015 declined 5% to $197.0 million and Adjusted EBITDA remained relatively flat at $292.1 million. All references to net income or loss per unit, as well as distributions per unit, included in this release have been adjusted to give effect to the one-for-ten reverse unit split effective February 17, 2016.

NRP's results for the quarter ended December 31, 2015 included net loss attributable to the limited partners of $21.3 million, or $1.74 per unit, compared to net income attributable to the limited partners of $8.5 million, or $0.70 per unit, for the fourth quarter 2014. Both quarters were negatively impacted by impairments, with $51.0 million recorded in 2015 versus $20.6 million in 2014. Excluding impairments, net income attributable to the limited partners for the fourth quarter 2015 was $2.34 per unit, compared to $2.36 per unit for the fourth quarter 2014. Distributable Cash Flow for the fourth quarter 2015 declined 18% to $39.2 million and Adjusted EBITDA declined 12% to $70.2 million.

“Although our soda ash business performed well again in the fourth quarter and we exceeded the upper end of our 2015 guidance for Adjusted EBITDA and Distributable Cash Flow, low commodity prices and challenging markets continued to pressure our coal and oil and gas businesses and, to a lesser extent, our aggregates business,” said Wyatt Hogan, President and Chief Operating Officer. “In this difficult operating environment, NRP remains steadfastly focused on deleveraging. We believe the actions taken over the last year have better positioned the partnership to navigate this difficult commodity price period.”

NRP has taken the following steps to achieve the financial objectives outlined in the April 2015 strategic plan:

•	reduced quarterly unitholder distribution by 87% from $3.50 to $0.45 per common unit, which provides approximately $150 million of additional cash annually for debt repayment in future periods;

•	extended the maturity of Opco’s revolving credit facility until October 1, 2017;

•	reduced net debt by $91 million;

•	closed two regional offices and reduced NRP’s coal related workforce by 15%, and implemented other steps to reduce overhead costs; and

•	sold $47.5 million of assets in order to raise cash to help NRP stay on track to achieve its deleveraging objectives.
Effective February 17, 2016, NRP completed a 1-for-10 reverse unit split, decreasing the number of units outstanding to 12.2 million in order to ensure continued compliance with New York Stock Exchange listing standards.

At December 31, 2015, NRP had $64.8 million of liquidity, consisting of $51.8 million in cash and $13.0 million available for borrowing under its revolving credit facilities.

As a result of acquisitions that diversified its natural resource asset base, effective for the quarter ended December 31, 2015, NRP changed the organizational structure of its financial information from a single operating segment to the four operating segments described below:
1)Coal, Hard Mineral Royalty and Other—consists primarily of coal royalty, coal related transportation and processing assets, aggregate and industrial minerals royalty assets and timber. NRP's coal reserves are primarily located in Appalachia, the Illinois Basin and the Western United States. NRP's aggregates and industrial minerals are located in a number of states across the United States. In February, NRP sold a portion of its aggregates royalties properties for $10 million.
2)Soda Ash—consists of the NRP's 49% non-controlling equity interest in a trona ore mining operation and soda ash refinery in the Green River Basin, Wyoming. Ciner Resources LP, NRP's operating partner, mines the trona, processes it into soda ash, and distributes the soda ash both domestically and internationally into the glass and chemicals industries. NRP receives regular quarterly distributions from this business.
3)VantaCore—consists of NRP's construction materials business that operates hard rock quarries, sand and gravel plants, asphalt plants and two marine terminals. VantaCore operates in Pennsylvania, West Virginia, Tennessee, Kentucky and Louisiana.
4)Oil and Gas—consists of NRP's non-operated working interests, royalty interests and overriding royalty interests in oil and natural gas properties. NRP's primary interests in oil and natural gas producing properties are non-operated working interests located in the Williston Basin in North Dakota and Montana. During 2015, NRP also owned fee mineral, royalty or overriding royalty interests in oil and gas properties in several other regions, including the Appalachian Basin, Oklahoma and Louisiana. In February, NRP sold royalty interests in several producing properties located in the Appalachian Basin, including its overriding royalty interests in the Marcellus Shale, for $37.5 million in cash. The effective date of the sale was January 1, 2016.

Direct segment costs and certain costs incurred at a corporate level that are identifiable and that benefit NRP's segments are allocated to them. These allocated costs include costs of: taxes, legal, information technology; human resources; and shared facilities services.

In reconciling items to consolidated operating income, the Corporate and Financing segment includes functional corporate departments that do not earn revenues. Costs incurred by this segment include corporate headquarters, acquisition, financing, centralized treasury and accounting and other corporate-level activity not specifically allocated to a segment.

Business Results and Outlook

The table below presents NRP's business results by segment for the three and twelve months ended December 31, 2015 and 2014:

	Operating Business Segments
	Coal, Hard Mineral Royalty and Other				Corporate and Financing
		Soda Ash	VantaCore	Oil and Gas		Total
	(In thousands)
Three Months Ended December 31, 2015
Total revenues and other income	$59,825	$13,179	$31,979	$11,080	$—	$116,063
Operating expenses excluding impairments (1)	21,486	—	29,368	9,688	2,525	63,067
Asset impairments	12,821	—	6,218	31,914	—	50,953
Net income (loss)	25,518	13,179	(3,607)	(30,522)	(26,354)	(21,786)
Adjusted EBITDA (1)	48,856	12,250	5,690	5,948	(2,524)	70,220
Distributable Cash Flow (1)	52,753	12,251	2,687	4,933	(33,448)	39,176

Three Months Ended December 31, 2014
Total revenues and other income	$60,586	$12,551	$42,051	$22,085	$—	$137,273
Operating expenses excluding impairments (1)	22,247	—	42,019	19,777	1,595	85,638
Asset impairments	20,585	—	—	—	—	20,585
Net income (loss)	17,754	12,551	32	2,308	(24,000)	8,645
Adjusted EBITDA (1)	53,249	10,780	3,328	14,360	(1,574)	80,143
Distributable Cash Flow (1)	63,131	10,776	1,884	(1,864)	(26,231)	47,696

Year Ended December 31, 2015
Total revenues and other income	$246,353	$49,918	$139,013	$53,565	$—	$488,849
Operating expenses excluding impairments (1)	76,941	—	132,523	63,354	12,348	285,166
Asset impairments	307,800	—	6,218	367,576	—	681,594
Net income (loss)	(138,388)	49,918	272	(377,365)	(106,157)	(571,720)
Adjusted EBITDA (1)	204,600	46,795	22,068	30,983	(12,330)	292,116
Distributable Cash Flow (1)	212,193	43,029	18,802	24,616	(101,659)	196,981

Year Ended December 31, 2014
Total revenues and other income	$256,719	$41,416	$42,051	$59,566	$—	$399,752
Operating expenses excluding impairments (1)	86,832	—	42,019	45,228	10,545	184,624
Asset impairments	26,209	—	—	—	—	26,209
Net income (loss)	143,678	41,416	32	14,338	(90,634)	108,830
Adjusted EBITDA (1)	216,842	46,638	3,328	38,273	(10,449)	294,632
Distributable Cash Flow (1)	234,965	46,149	1,884	17,030	(91,662)	208,366

1.	See "Non-GAAP Financial Measures" and reconciliation tables at the end of this release.

Coal, Hard Mineral Royalty and Other

The thermal and metallurgical coal markets remained severely challenged in 2015, leading to reduced production and coal royalty revenues for NRP. The domestic and global coal markets continue to be over-supplied due to decreased coal demand resulting from increased government regulations, low natural gas prices (coal's competing fuel) and the strength of the United States dollar that materially impacted exports in 2015. NRP expects the markets to remain challenged in 2016 with additional production cuts and mines idled, but NRP does not know to what extent its properties will be impacted.

Revenues and other income decreased $10.4 million, or 4%, from $256.7 million in 2014 to $246.4 million in 2015. This decrease is primarily related to a 3.4 million ton decrease in coal production and a $0.59 per ton decline in average coal royalty revenue per ton, resulting in a $40.2 million reduction in coal royalty revenues. Offsetting a significant portion of this decline was $21 million in revenues for lease assignment fees as well as a $3.7 million increase in gains from condemnation sales.

Net income decreased $282.1 million, from income of $143.7 million in 2014 to a $138.4 million loss in 2015. This decrease is primarily related to the $281.6 million increase in asset impairment expense during the year ended December 31, 2015. The impairment expense resulted from facts and circumstances that indicated that the carrying value of certain mineral rights exceeded expected future cash flows from those assets. The decrease in revenues discussed above also contributed to the decrease in net income year-over-year. These factors were partially offset by an $8.2 million decrease in depreciation, depletion and amortization as a result of the third quarter 2015 asset impairments in addition to a $1.7 million decrease in operating expenses mainly related to lower property taxes.

Adjusted EBITDA decreased $12.2 million, or 6%, from $216.8 million in 2014 to $204.6 million in 2015. This decrease was primarily the result of decreased revenues.

Distributable cash flow decreased $22.8 million, or 10%, from $235.0 million in 2014 to $212.2 million in 2015. This decrease was primarily the result of lower coal royalty revenues.

Soda Ash

Revenues and other income related to our Soda Ash segment increased $8.5 million, or 21%, from $41.4 million in 2014 to $49.9 million in 2015. For the year ended December 31, 2015, we received $46.8 million in cash distributions from Ciner Wyoming and for the year ended December 31, 2014, we received $46.6 million in cash distributions.

VantaCore

VantaCore’s construction aggregates mining and production business is largely dependent on the strength of the local markets that it serves and is also seasonal, with lower production and sales expected during the first quarter of each year due to winter weather. VantaCore’s Laurel Aggregates operation in southwestern Pennsylvania serves producers and oilfield service companies operating in the Marcellus and Utica Shales and was impacted during 2015 by the slowing pace of exploration and development of natural gas in those areas due to low natural gas prices. Increased local construction activity partially offset these declines during 2015, but we expect that Laurel’s business will continue to be impacted by decreased natural gas development activities. VantaCore’s operations based in Clarksville, Tennessee and Baton Rouge, Louisiana depend on the pace of commercial and residential construction in those areas. The Clarksville operation performed above expectations during 2015, while the Baton Rouge operation volumes were lower than expected. In June 2015, VantaCore purchased a hard rock quarry operation located on the Tennessee River near Grand Rivers, Kentucky from one of NRP’s aggregates lessees. This operation leases reserves from NRP and sells its produced limestone aggregates in both the local market and downstream to river-based markets.

Tonnage sold increased 5.1 million tons, or 222%, from 2.3 million tons in 2014 to 7.4 million tons in 2015. Revenues and other income related to our VantaCore segment increased $97.0 million, or 231%, from $42.1 million in 2014 to $139.0 million in 2015. Net income increased $0.2 million from less than $0.1 million in 2014 to $0.2 million in 2015. Adjusted EBITDA increased $18.7 million from $3.3 million in 2014 to $22.1 million in 2015. Distributable cash flow increased $16.9 million from $1.9 million in 2014 to $18.8 million. These increases are due to the fact that 2014 results only include three months of VantaCore results as compared to a full year of results for 2015.

Oil and Gas

Global oil prices continued to decline in 2015 and remained significantly lower than the same period in 2014. Although domestic crude oil production has also started to decline, oil is being imported into storage and inventories remain above the five year average indicating continued excessive global supply. Production of crude is estimated to continue to decline as a result of reduced development drilling activities. Natural gas prices have also shown recent declines due to reduced demand and increased inventories.

Revenues and other income decreased $6.0 million, or 10%, from $59.6 million in 2014 to $53.6 million in 2015. This decrease is due to lower commodity prices during the year, partially offset by increased production.

Net income decreased $392 million from income of $14.3 million in 2014 to a loss of $377.4 million in 2015. This decrease was primarily the result of the $367.6 million impairment expense in our Oil and Gas segment. Also contributing to this reduction in income was the decreased revenue discussed above, in addition to the increase in operating and maintenance expenses and depreciation, depletion and amortization expense as a result of a full year of operating expenses related to the fourth quarter 2014 Sanish Field acquisition.

Adjusted EBITDA decreased $7.3 million, or 19%, from $38.3 million in 2014 to $31.0 million in 2015. This decrease was primarily the result of decreased revenues and increased operating expenses year-over-year.

Distributable cash flow increased $7.6 million, or 45%, from $17.0 million in 2014 to $24.6 million in 2015. This increase was primarily the result of increased cash flow from operations offset somewhat by higher maintenance capital expenditures.

Corporate and Financing

General and administrative costs increased $1.8 million from $10.5 million in 2014 to $12.3 million in 2015 due to additional personnel and higher outsourcing costs. Interest expense increased $13.6 million, or 17%, from $80.2 million in 2014 to $93.8 million in 2015. This increase was primarily the result of additional debt incurred to complete acquisitions in the fourth quarter of 2014.

2016 Market Outlook

NRP expects that its aggregates business will remain relatively flat and that distributions received from its soda ash business will increase in 2016. However, NRP expects continued deterioration in both the coal and oil and gas businesses in 2016. Given the extreme volatility in these markets, it is difficult for NRP to anticipate how much its properties will be affected at this time. Accordingly, NRP is not issuing any financial guidance for 2016 at this time.

Company Profile

Natural Resource Partners L.P. is a master limited partnership headquartered in Houston, TX.  NRP is a diversified natural resource company that owns interests in oil and gas, coal, aggregates and industrial minerals across the United States.  A large percentage of NRP's revenues are generated from royalties and other passive income.  In addition, NRP owns an equity investment in Ciner Wyoming, a trona/soda ash operation, owns non-operated working interests in oil and gas properties and owns VantaCore, making NRP one of the top 25 aggregates producers in the United States.

For additional information, please contact Kathy H. Roberts at 713-751-7555 or kroberts@nrplp.com. Further information about NRP is available on the partnership’s website at http://www.nrplp.com.

Non-GAAP Financial Measures

“Distributable Cash Flow” is a non-GAAP financial measure that represents net cash provided by operating activities, plus returns of unconsolidated equity investments, proceeds from sales of assets, and returns of long-term contract receivables—affiliate, less maintenance capital expenditures and distributions to non-controlling interest. Although distributable cash flow is a non-GAAP financial measure, we believe it is a useful adjunct to net cash provided by operating activities under GAAP. Distributable Cash Flow is not a measure of financial performance under GAAP and should not be considered as an alternative to cash flows from operating, investing or financing activities. Distributable Cash Flow may not be calculated the same for us as for other companies. A reconciliation of Distributable Cash Flow to net cash provided by operating activities is included in the tables attached to this release.

“Adjusted EBITDA” is a non-GAAP financial measure that we define as net income (loss) less equity earnings from unconsolidated investment, gain on reserve swaps and income to non-controlling interest; plus distributions from equity earnings in unconsolidated investment, interest expense, depreciation, depletion and amortization and asset impairments. Adjusted EBITDA, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Adjusted EBITDA should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing and financial activities, or other income or cash flow statement data prepared in accordance with GAAP. Adjusted EBITDA provides no information regarding a partnership's capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax positions. Adjusted EBITDA does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital and other commitments and obligations. Our management team believes Adjusted EBITDA is a useful measure because it is widely used by financial analysts, investors and rating agencies for comparative purposes. Adjusted EBITDA is also a financial measure widely used by investors in the high-yield bond market. There are significant limitations to using Adjusted EBITDA as a measure of performance, including the inability to analyze the effect of certain recurring items that materially affect our net income (loss), the lack of comparability of results of operations of different companies and the different methods of calculating Adjusted EBITDA reported by different companies. A reconciliation of Adjusted EBITDA to net income is included in the tables attached to this release.

“Operating expenses excluding impairments” is a non-GAAP financial measure that we define as total operating expenses less asset impairments. “Operating expenses excluding impairments,” as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Operating expenses excluding impairments should not be considered in isolation or as a substitute for operating income, net income or loss, cash flows provided by operating, investing and financing activities, or other income or cash flow statement data prepared in accordance with GAAP. Operating expenses excluding impairments provides no information regarding a company’s capital structure, borrowings, interest costs, capital expenditures, and working capital movement or tax positions. Operating expenses excluding impairments does not represent funds available for discretionary use because those funds may be required for debt service, capital expenditures, working capital and other commitments and obligations. Our management team believes Operating expenses excluding impairments is useful in evaluating our financial performance because asset impairments are one-time non-cash charges and excluding these from total operating expenses allows us to better compare results period-over-period. A reconciliation of Operating expenses excluding impairments to total operating expenses is included in the tables attached to this release.

“Net income excluding impairments” Net income excluding impairments is a non-GAAP financial measure that we define as net income (loss) plus asset impairments. Net income excluding impairments, as used and defined by us, may not be comparable to similarly titled measures employed by other companies and is not a measure of performance calculated in accordance with GAAP. Net income excluding impairments should not be considered in isolation or as a substitute for operating income (loss), net income (loss), cash flows provided by operating, investing and financial activities, or other income or cash flow statement data prepared in accordance with GAAP. Our management team believes net income excluding impairments is useful in evaluating our financial performance because asset impairments are irregular non-cash charges and excluding these from net income allows us to better compare results period-over-period. A reconciliation of Net income excluding impairments to net income is included in the tables attached to this release.

Forward-Looking Statements

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the partnership expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the partnership based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the partnership. These risks include, but are not limited to, commodity prices; decreases in demand for coal, trona and soda ash, construction aggregates, crude oil and natural gas, frac sand and other natural resources; changes in operating conditions and costs; production cuts by our lessees; the pace of development of our oil and natural gas properties; unanticipated geologic problems; our liquidity, leverage and access to capital and financing sources; changes in the legislative or regulatory environment and other factors detailed in Natural Resource Partners’ Securities and Exchange Commission filings. Natural Resource Partners L.P. has no obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

-Financial Tables Follow-

Natural Resource Partners L.P.
Financial Tables

Consolidated Statements of Comprehensive Income (Loss)
(in thousands, except per unit data)

	For the Three Months Ended,		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)
Revenues and other income:
Coal, hard mineral royalty and other	$41,048	$41,361	$156,638	$172,160
Coal, hard mineral royalty and other - affiliates	18,777	19,225	89,715	84,559
VantaCore	31,979	42,051	139,013	42,051
Oil and gas	11,080	22,085	53,565	59,566
Equity in earnings of Ciner Wyoming	13,179	12,551	49,918	41,416
Total revenues and other income	116,063	137,273	488,849	399,752

Operating expenses:
Operating and maintenance expenses	34,057	49,708	155,959	83,433
Operating and maintenance expenses - affiliates	8,334	4,077	16,031	10,770
Depreciation, depletion and amortization	18,152	30,258	100,828	79,876
General and administrative	1,022	821	7,036	7,287
General and administrative - affiliates	1,503	774	5,312	3,258
Asset impairments	50,953	20,585	681,594	26,209
Total operating expenses	114,021	106,223	966,760	210,833

Income (loss) from operations	2,042	31,050	(477,911)	188,919

Other income (expense)
Interest expense	(23,830)	(22,426)	(93,827)	(80,185)
Interest income	2	21	18	96
Other expense, net	(23,828)	(22,405)	(93,809)	(80,089)

Net Income (loss)	(21,786)	8,645	(571,720)	108,830

Net income (loss) attributable to partners:
Limited partners	(21,326)	8,472	(559,492)	106,653
General partner	(460)	173	(12,228)	2,177

Basic and diluted net income (loss) per common unit	$(1.74)	$0.70	$(45.75)	$9.42

Weighted average number of common units outstanding:	12,230	12,145	12,230	11,326

Net income (loss)	$(21,786)	$8,645	$(571,720)	$108,830
Add: Comprehensive income (loss) from unconsolidated investment and other	198	(187)	(1,693)	(81)
Comprehensive income (loss) attributable to NRP	$(21,588)	$8,458	$(573,413)	$108,749

Natural Resource Partners L.P.
Financial Tables

Consolidated Statements of Cash Flow
(in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)
Cash flows from operating activities:
Net income (loss)	$(21,786)	$8,645	$(571,720)	$108,830
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Asset impairment	50,953	20,585	681,594	26,209
Depreciation, depletion and amortization	18,152	30,258	100,828	79,876
Distributions from equity earnings from unconsolidated investment	12,250	10,780	46,795	43,005
Equity earnings from unconsolidated investment	(13,179)	(12,551)	(49,918)	(41,416)
Gain on reserve swap	—	—	(9,290)	(5,690)
Other, net	1,738	(200)	(1,295)	1,942
Other, net - affiliates	434	—	(287)	—
Change in operating assets and liabilities:
Accounts receivable	4,567	(3,613)	16,486	(8,685)
Accounts receivable - affiliates	586	1,053	2,630	(1,828)
Accounts payable	(1,006)	(4,070)	(3,775)	(2,408)
Accounts payable - affiliates	(1,102)	465	514	559
Accrued liabilities	(7,735)	(2,814)	(4,676)	(1,821)
Deferred revenue	1,570	2,137	7,605	2,056
Deferred revenue - affiliates	(801)	4,192	(4,200)	15,618
Accrued incentive plan expenses	(606)	180	(7,023)	(5,265)
Other items, net	(2,780)	(797)	(1,030)	(47)
Other items, net - affiliates	819	(591)	186	(180)
Net cash provided by operating activities	42,074	53,659	203,424	210,755
Cash flows from investing activities:
Acquisition of mineral rights	(4,740)	(341,991)	(40,679)	(356,026)
Acquisition of plant and equipment and other	(1,594)	(2,247)	(10,175)	(2,454)
Acquisition of aggregates business	—	(168,978)	—	(168,978)
Proceeds from sale of plant and equipment and other	18	1,001	11,024	1,006
Proceeds from sale of mineral rights	155	412	7,096	412
Return of equity and other unconsolidated investments	—	—	—	3,633
Return of long-term contract receivables - affiliate	342	994	2,463	1,904
Net cash used in investing activities	(5,819)	(510,809)	(30,271)	(520,503)
Cash flows from financing activities:
Proceeds from loans	—	615,471	100,000	617,471
Proceeds from loans - affiliate	—	19,904	—	19,904
Proceeds from issuance of common units	—	102,376	—	127,202
Capital contribution by general partner	—	2,733	—	3,240
Repayments of loans	(39,808)	(258,808)	(190,983)	(327,983)
Distributions to partners	(5,616)	(43,670)	(71,758)	(162,042)
Distributions to non-controlling interest	—	—	(2,744)	(974)
Debt issue costs and other	(214)	(8,906)	(5,971)	(9,507)
Net cash provided by (used in) financing activities	(45,638)	429,100	(171,456)	267,311
Net increase (decrease) in cash and cash equivalents	(9,383)	(28,050)	1,697	(42,437)
Cash and cash equivalents at beginning of period	61,156	78,126	50,076	92,513
Cash and cash equivalents at end of period	$51,773	$50,076	$51,773	$50,076
Supplemental cash flow information:
Cash paid during the period for interest	$30,576	$23,889	$88,493	$76,155
Plant, equipment and mineral rights funded with accounts payable or accrued liabilities	1,484	11,879	5,949	11,879
Units issued for acquisition of aggregates operations	—	—	—	31,604

Natural Resource Partners L.P.
Financial Tables

Consolidated Balance Sheets
(in thousands)
	December 31,
	2015	2014
ASSETS
Current assets:
Cash and cash equivalents	$51,773	$50,076
Accounts receivable, net	50,167	66,455
Accounts receivable - affiliates	6,864	9,494
Inventory	7,835	5,814
Prepaid expenses and other	4,490	4,279
Total current assets	121,129	136,118

Land	25,022	25,243
Plant and equipment, net	61,239	60,093
Mineral rights, net	1,094,027	1,781,852
Intangible assets, net	56,927	60,733
Equity in unconsolidated investment	261,942	264,020
Long-term contracts receivable - affiliate	47,359	50,008
Goodwill	—	52,012
Other assets	15,306	14,645
Other assets - affiliate	1,124	—
Total assets	$1,684,075	$2,444,724
LIABILITIES AND CAPITAL
Current liabilities:
Accounts payable	$8,465	$22,465
Accounts payable - affiliates	1,464	950
Accrued liabilities	45,735	43,533
Current portion of long-term debt, net	80,983	80,983
Total current liabilities	136,647	147,931

Deferred revenue	80,812	73,207
Deferred revenue - affiliates	82,853	87,053
Long-term debt, net	1,284,083	1,374,336
Long-term debt, net - affiliate	19,930	19,904
Other non-current liabilities	6,808	22,138

Partners' capital:
Common unitholders’ interest (12.2 million units outstanding)	79,094	709,019
General partner's interest	(606)	12,245
Accumulated other comprehensive loss	(2,152)	(459)
Total partners' capital	76,336	720,805
Non-controlling interest	(3,394)	(650)
Total capital	72,942	720,155
Total liabilities and capital	$1,684,075	$2,444,724

Natural Resource Partners L.P.
Financial Tables

Operating Statistics - Coal, Hard Mineral Royalty and Other
(in thousands except per ton data)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Coal royalty production (tons)
Appalachia
Northern	1,981	2,802	9,562	9,339
Central	3,460	4,996	16,862	20,092
Southern	803	964	3,803	3,914
Total Appalachia	6,244	8,762	30,227	33,345
Illinois Basin	2,908	3,113	11,173	13,177
Northern Powder River Basin	1,408	738	4,905	2,844
Gulf Coast	(38)	373	740	1,093
Total coal royalty production	10,522	12,986	47,045	50,459
Average royalty revenue per ton:
Appalachia
Northern	$0.29	$0.96	$0.28	$0.92
Central	3.54	4.07	3.85	4.46
Southern	4.66	5.00	4.57	5.18
Total Appalachia	2.65	3.18	2.81	3.55
Illinois Basin	3.80	4.21	3.94	4.10
Northern Powder River Basin	2.29	2.39	2.54	2.74
Gulf Coast	11.21	3.54	3.47	3.47
Combined average royalty revenue per ton	$2.89	$3.39	$3.06	$3.65
Coal royalty revenues:
Appalachia
Northern	$567	$2,680	$2,672	$8,621
Central	12,261	20,338	64,877	89,627
Southern	3,744	4,823	17,390	20,292
Total Appalachia	16,572	27,841	84,939	118,540
Illinois Basin	11,043	13,093	44,063	54,049
Northern Powder River Basin	3,224	1,763	12,443	7,804
Gulf Coast	(426)	1,320	2,570	3,793
Total coal royalty revenues	$30,413	$44,017	$144,015	$184,186
Other coal related revenues:
Override revenue	$725	$1,085	$2,920	$4,601
Transportation and processing fees	5,633	5,366	22,033	22,048
Minimums recognized as revenue	3,009	2,455	15,489	6,659
Lease assignment fees	15,000	—	21,000	—
Coal bonus related revenues	—	98	—	98
Condemnation related revenues	363	—	3,669	—
Coal reserve swap	—	—	9,290	5,690
Wheelage	1,049	776	3,166	3,442
Total other coal related revenues	$25,779	$9,780	$77,567	$42,538
Total coal related revenues and coal related revenues - affiliates	$56,192	$53,797	$221,582	$226,724

Hard mineral royalty revenues	538	2,459	8,090	12,073

Property tax revenue	2,656	2,744	11,258	13,609
Other	11	1,586	5,423	4,313
Total coal, hard mineral royalty and other revenue	$59,397	$60,586	$246,353	$256,719

Natural Resource Partners L.P.
Financial Tables

Operating Statistics - Oil and Gas
(Revenues in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Williston Basin non-operated working interests:
Production volumes:
Oil (MBbl)	259	294	1,108	578
Natural gas (Mcf)	209	206	810	408
NGL (MBbl)	29	33	138	53
Total Production (MBoe)	323	361	1,381	699
Average sales price per unit
Oil ($/Bbl)	$37.29	$63.38	$41.19	$77.85
Natural gas ($/Mcf)	1.47	3.66	2.28	5.04
NGL ($/Bbl)	7.79	26.42	9.20	33.64
Revenues
Oil	$9,659	18,635	$45,635	44,995
Natural gas	307	753	1,847	2,056
NGL	226	872	1,269	1,783
Non-production revenue	—	—	450	—
Total revenues	$10,192	$20,260	$49,201	$48,834

Other oil and gas related revenues
Royalty and overriding royalty revenues	888	1,825	$4,364	10,732

Total oil and gas revenues	$11,080	$22,085	$53,565	$59,566

Natural Resource Partners L.P.
Reconciliation of Non-GAAP Measures

Distributable Cash Flow
(in thousands)

	Coal, Hard Mineral Royalty and Other				Corporate and Financing
		Soda Ash	VantaCore	Oil and Gas		Total
	(unaudited)
Three Months Ended December 31, 2015
Net cash provided by (used in) operating activities	$52,498	$12,251	$3,822	$6,951	$(33,448)	$42,074
Add: return on long-term contract receivables - affiliate	342	—	—	—	—	342
Add: proceeds from sale of PP&E	—	—	18	—	—	18
Add: proceeds from sale of mineral rights	—	—	—	155	—	155
Less: maintenance capital expenditures	(87)	—	(1,153)	(2,173)	—	(3,413)
Distributable Cash Flow	$52,753	$12,251	$2,687	$4,933	$(33,448)	$39,176

Three Months Ended December 31, 2014
Net cash provided by (used in) operating activities	$61,078	$10,776	$2,746	$5,290	$(26,231)	$53,659
Add: return on long-term contract receivables - affiliate	994	—	—	—	—	994
Add: proceeds from sale of PP&E	963	—	38	—	—	1,001
Add: proceeds from sale of mineral rights	412	—	—	—	—	412
Less: maintenance capital expenditures	(316)	—	(900)	(7,154)	—	(8,370)
Distributable Cash Flow	$63,131	$10,776	$1,884	$(1,864)	$(26,231)	$47,696
Year Ended December 31, 2015
Net cash provided by (used in) operating activities	$197,913	$43,029	$23,605	$40,536	$(101,659)	$203,424
Add: return on long-term contract receivables - affiliate	2,463	—	—	—	—	2,463
Add: proceeds from sale of PP&E	10,100	—	924	—	—	11,024
Add: proceeds from sale of mineral rights	3,505	—	—	3,591	—	7,096
Less: maintenance capital expenditures	(416)	—	(5,727)	(18,139)		(24,282)
Less: distributions to non-controlling interest	(1,372)	—	—	(1,372)	—	(2,744)
Distributable Cash Flow	$212,193	$43,029	$18,802	$24,616	$(101,659)	$196,981
Year Ended December 31, 2014
Net cash provided by (used in) operating activities	$232,484	$42,516	$2,746	$24,671	$(91,662)	$210,755
Add: return on long-term contract receivables - affiliate	1,904	—	—	—	—	1,904
Add: return of unconsolidated equity investment	—	3,633	—	—	—	3,633
Add: proceeds from sale of PP&E	968	—	38	—	—	1,006
Add: proceeds from sale of mineral rights	412	—	—	—	—	412
Less: maintenance capital expenditures	(316)	—	(900)	(7,154)	—	(8,370)
Less: distributions to non-controlling interest	(487)	—	—	(487)	—	(974)
Distributable Cash Flow	$234,965	$46,149	$1,884	$17,030	$(91,662)	$208,366

Natural Resource Partners L.P.
Reconciliation of Non-GAAP Measures

Adjusted EBITDA
(in thousands)

	Coal, Hard Mineral Royalty and Other				Corporate and Financing
		Soda Ash	VantaCore	Oil and Gas		Total
	(unaudited)
Three Months Ended December 31, 2015
Net income (loss)	$25,518	$13,179	$(3,607)	$(30,522)	$(26,354)	$(21,786)
Less: equity earnings from unconsolidated investment	—	(13,179)	—	—	—	(13,179)
Add: distributions from unconsolidated investment	—	12,250	—	—	—	12,250
Add: depreciation, depletion and amortization	10,517	—	3,079	4,556	—	18,152
Add: asset impairment	12,821	—	6,218	31,914	—	50,953
Add: interest expense	—	—	—	—	23,830	23,830
Adjusted EBITDA	$48,856	$12,250	$5,690	$5,948	$(2,524)	$70,220

Three Months Ended December 31, 2014
Net income (loss)	$17,754	$12,551	$32	$2,308	$(24,000)	$8,645
Less: equity earnings from unconsolidated investment	—	(12,551)	—	—	—	(12,551)
Add: distributions from unconsolidated investment	—	10,780	—	—	—	10,780
Add: depreciation, depletion and amortization	14,910	—	3,296	12,052	—	30,258
Add: asset impairment	20,585	—	—	—	—	20,585
Add: interest expense	—	—	—	—	22,426	22,426
Adjusted EBITDA	$53,249	$10,780	$3,328	$14,360	$(1,574)	$80,143

Year Ended December 31, 2015
Net income (loss)	$(138,388)	$49,918	$272	$(377,365)	$(106,157)	$(571,720)
Less: equity earnings from unconsolidated investment	—	(49,918)	—	—	—	(49,918)
Less: gain on reserve swap	(9,290)	—	—	—	—	(9,290)
Add: distributions from unconsolidated investment	—	46,795	—	—	—	46,795
Add: depreciation, depletion and amortization	44,478	—	15,578	40,772	—	100,828
Add: asset impairment	307,800	—	6,218	367,576	—	681,594
Add: interest expense	—	—	—	—	93,827	93,827
Adjusted EBITDA	$204,600	$46,795	$22,068	$30,983	$(12,330)	$292,116

Year Ended December 31, 2014
Net income (loss)	$143,678	$41,416	$32	$14,338	$(90,634)	$108,830
Less: equity earnings from unconsolidated investment	—	(41,416)	—	—	—	(41,416)
Less: gain on reserve swap	(5,690)	—	—	—	—	(5,690)
Add: distributions from unconsolidated investment	—	46,638	—	—	—	46,638
Add: depreciation, depletion and amortization	52,645	—	3,296	23,935	—	79,876
Add: asset impairment	26,209	—	—	—	—	26,209
Add: interest expense	—	—	—	—	80,185	80,185
Adjusted EBITDA	$216,842	$46,638	$3,328	$38,273	$(10,449)	$294,632

Natural Resource Partners L.P.
Reconciliation of Non-GAAP Measures

Operating Expenses Excluding Impairments
(in thousands)

	Coal, Hard Mineral Royalty and Other				Corporate and Financing
		Soda Ash	VantaCore	Oil and Gas		Total
	(unaudited)
Three Months Ended December 31, 2015
Total operating expenses	$34,307	$—	$35,586	$41,602	$2,525	$114,020
Less: asset impairments	12,821	—	6,218	31,914	—	50,953
Operating expenses excluding impairments	$21,486	$—	$29,368	$9,688	$2,525	$63,067

Three Months Ended December 31, 2014
Total operating expenses	$42,832	$—	$42,019	$19,777	$1,595	$106,223
Less: asset impairments	20,585	—	—	—	—	20,585
Operating expenses excluding impairments	$22,247	$—	$42,019	$19,777	$1,595	$85,638

Year Ended December 31, 2015
Total operating expenses	$384,741	$—	$138,741	$430,930	$12,348	$966,760
Less: asset impairments	307,800	—	6,218	367,576	—	681,594
Operating expenses excluding impairments	$76,941	$—	$132,523	$63,354	$12,348	$285,166

Year Ended December 31, 2014
Total operating expenses	$113,041	$—	$42,019	$45,228	$10,545	$210,833
Less: asset impairments	26,209	—	—	—	—	26,209
Operating expenses excluding impairments	$86,832	$—	$42,019	$45,228	$10,545	$184,624

Non-cash impairment charges attributable to the limited partners
(in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Asset impairments, as reported	$50,953	$20,585	$681,594	$26,209
Asset impairments attributable to the limited partners	49,934	20,173	667,962	25,685
Asset impairments attributable to the general partners	1,019	412	13,632	524

Natural Resource Partners L.P.
Reconciliation of Non-GAAP Measures

Net Income and Net Income Per Unit Attributable to the Limited Partners Excluding Impairments
(in thousands)

	For the Three Months Ended		For the Year Ended
	December 31,	December 31,	December 31,	December 31,
	2015	2014	2015	2014
	(unaudited)		(unaudited)
Net income (loss) attributable to the limited partners, as reported	$(21,326)	$8,472	$(559,492)	$106,653
Asset impairments attributable to the limited partners	49,934	20,173	667,962	25,685
Net income attributable to the limited partners excluding impairments	$28,608	$28,645	$108,470	$132,338
Weighted average number of common units outstanding:	12,230	12,145	12,230	11,326
Net income per unit attributable to the limited partners excluding impairments	$2.34	$2.36	$8.87	$11.68

-end-